Exhibit 10

AMENDMENT TO EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Amendment to the Employment Agreement and General Release (“Agreement”) is between Whiting Petroleum Corporation, which in this Agreement is referred to as “Whiting Petroleum” and Bruce R. DeBoer, who is referred to as “Executive”, and amends the Executive Employment and Severance Agreement dated January 1, 2015 and as amended August 24, 2018 (“Employment Agreement”) in all respects.

1.

Background. Whiting Petroleum and Executive acknowledge that Executive’s employment with Whiting Petroleum is ending effective as of October 30, 2020 (the “Separation Date”). Both Executive and Whiting Petroleum desire an amicable separation and to fully and finally settle any obligations that may exist between them on the terms set forth in this Agreement.

2.

Employment Termination. Executive understands that Executive’s employment with Whiting Petroleum will end and Executive’s separation from service will be effective as of the Separation Date, based on reasons discussed between Executive and Whiting Petroleum. The Employment Agreement provides for Executive’s receipt of certain separation benefits if Executive executes this Agreement containing a general release of all claims that is acceptable to Whiting Petroleum.

3.

Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 18), and Executive honoring (and continuing to honor) all of its terms, Whiting Petroleum will provide Executive with the severance pay and benefits in accordance with Section 5.c. of the Employment Agreement. Additionally, Whiting Petroleum will provide Executive with accrued benefits consisting of (i) all base salary earned but unpaid for the time period ending with the Separation Date, (ii) the value of all accrued, unused vacation days, (iii) reimbursement for any and all monies advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Whiting Petroleum for the time period ending with the Separation Date in accordance with Whiting Petroleum’s policies and (iv) any benefits to which Executive is entitled on the Separation Date under the terms of any 401(k) plan of Whiting Petroleum. For the avoidance of doubt, Executive understands and agrees that Executive’s acceptance of this Agreement mean that Executive will not, under any circumstances, be paid or become entitled to the severance pay and benefits provided under Section 5.d. of the Employment Agreement or any other payment or benefits in connection with a Change of Control (as defined in the Employment Agreement).

a.

For the further avoidance of doubt, Executive understands that the severance pay and benefits under Section 5.c. of the Employment Agreement includes only the following: (i) a lump sum payment equal to the sum of one times (1x) Executive’s base salary at the rate in effect as of immediately prior to the Separation Date and Executive’s 2020 target annual bonus, payable on the first day of the seventh month following the month in which the Separation Date occurs (equal to $883,500), (ii) at the expense of Whiting Petroleum and subject to Executive’s timely election under COBRA, continued coverage of the same or equivalent life insurance, hospitalization, medical, dental, and vision coverage as provided to Executive’s immediately prior to the Separation Date until the earlier of 18 months after the Separation Date or such time Executive has obtained new employment (the “Benefits Continuation Period”) and (iii) beginning after the expiration of the six-month period following the Separation Date, an amount equal to the aggregate amount of any premiums paid by Executive to maintain a group term life insurance policy providing a benefit in excess of $50,000 during the six-month period following the Separation Date and continuation of coverage of any such policy, at the expense of Whiting Petroleum, for the duration of the Benefits Continuation Period. Executive expressly acknowledges and agrees that Executive is not entitled to any additional bonus payment for 2020 or otherwise.

4.

Acknowledgement. Executive understands that the severance pay and benefits identified in paragraph 3 above will not be paid or provided unless Executive accepts this Agreement, it becomes effective (see paragraph 18), and Executive honors (and continues to honor) all of its terms, and the continuing obligations set forth in the Employment Agreement, including without limitation, the restrictive covenants set forth in Section 7 of the Employment Agreement (Confidentiality; Non-Competition/Non-Solicitation; and Disclosure and Assignment to the Company of Inventions and Innovations). Executive further understands and agrees that Executive’s breach of any of Executive’s continuing obligations, including without limitation, those described herein, shall result in (a) the cessation of any of the payments and benefits that may be provided pursuant to paragraph 3 of this Agreement and (b) Executive’s being required to repay the value of any severance payments and benefits to Whiting Petroleum upon ten days’ written request; provided, however, that nothing in this Agreement shall require Executive to repay that certain prepaid variable compensation program award in the amount of $2,046,000 (or any portion thereof) that was paid to Executive prior to the Separation Date pursuant to the Executive Retention Bonus Agreement dated March 31, 2020 and notwithstanding anything in the Executive Retention Bonus Agreement, Executive shall be entitled to the payments set forth in paragraph 3.a above subject to the terms and conditions of this Agreement.

5.

Release. Executive understands and agrees that Executive’s acceptance of this Agreement means that, except as stated in paragraph 7, Executive is forever waiving and giving up any and all claims Executive may have, whether known or unknown, against Whiting Petroleum, its parent, subsidiaries, and related companies, their insurers, their officers, directors, employees and agents for any personal monetary relief for Executive, benefits or remedies that are based on any act or failure to act that occurred before Executive signed this Agreement. Executive understands that this release and waiver of claims includes claims for or relating to: (a) Executive’s employment and the termination of Executive’s employment; (b) any Whiting Petroleum policy, practice, contract or agreement, including, but not limited, to the Employment Agreement; (c) any tort or personal injury relating to Executive’s employment or termination of employment; (d) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation, including, but not limited, to the Colorado Wage Act, the Colorado Minimum Wage Order No. 30, and all terms for compensation under the Employment Agreement; (e) any laws governing employment discrimination or retaliation including (to the extent applicable), but not limited to, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the National Labor Relations Act, the Colorado Anti-Discrimination Act, C.R.S. 24-34-401 et seq., the City and County of Denver’s Anti-Discrimination Ordinance, and any other applicable state or local laws; (f) any laws or agreements that provide for punitive, exemplary or statutory damages; and (g) any laws or agreements that provide for the payment of attorney fees, costs or expenses.

6.	Future Employment. Executive agrees that Executive is not now or hereafter entitled to employment or reemployment with Whiting Petroleum.

7.

Claims Not Waived. Executive understands that this Agreement does not waive any claims that Executive may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by Whiting Petroleum that provides for retirement benefits (however, Executive agrees and acknowledges that the severance pay and benefits provided in paragraph 3 above shall not be considered or included for purposes of any retirement benefit contribution or plan); (c) under any law or any policy or plan currently maintained by Whiting Petroleum that provides health insurance continuation or conversion rights; (d) to indemnity, defense or insurance coverage for acts undertaken by Executive within the scope and course of Executive’s employment pursuant to applicable directors and officers insurance coverage, laws requiring indemnification for such acts, or the bylaws of the Company that require such indemnification; (e) under this Agreement; or (f) that by law cannot be released or waived.

8.

Government Cooperation. Nothing in this Agreement prohibits Executive from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar State agency. Further, Executive understands that nothing in this Agreement (including any obligation in paragraphs 5 or 9) prohibit Executive from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.

9.

Prior Agreement(s). Executive agrees and understands that this Agreement does not supersede any obligation to which Executive was subject under a prior agreement while employed with Whiting Petroleum that addresses confidentiality, noncompetition, nonsolicitation, patents or copyrights. Executive acknowledges that Executive was, and continues to be, subject to those obligations contained in Section 7, and all subsections to Section 7, of the Employment Agreement, and that Executive is expressly re-affirming Executive’s commitment to those obligations by executing this Agreement, and acknowledging that Executive’s failure to abide by such obligations will constitute a material breach of this Agreement.

10.

Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) is intended to discourage Executive from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

a.

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) shall limit, curtail or diminish the Whiting Petroleum’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.

Relinquishment Of Positions. As of the Separation Date, Executive acknowledges that Executive has fully and completely relinquished any and all officerships, directorships or other positions that Executive held with Whiting Petroleum and any of its affiliates or subsidiaries. Executive agrees to execute any documents reasonably required to effectuate the foregoing.

12.

Nonadmission. Executive and Whiting Petroleum both acknowledge and agree that nothing in this Agreement is meant to suggest that Whiting Petroleum has violated any law or contract or that Executive has any claim against Whiting Petroleum.

13.	Voluntary Agreement. Executive acknowledges and states that Executive has entered into this Agreement knowingly and voluntarily.

14.

Consulting An Attorney. Executive acknowledges that Whiting Petroleum has told Executive that Executive should consult an attorney of Executive’s own choice about this Agreement and every matter that it covers before signing this Agreement, and that Executive has been provided an meaningful opportunity for such consultation.

15.

Attorney Fees and Costs. Executive understands and agrees that if Executive violates the commitments Executive has made in this Agreement, Whiting Petroleum may seek to recover any payments and/or the value of any benefits provided in this Agreement, with the exception of One Thousand Dollars ($1,000), and that, except as provided in paragraph 16, Executive will be responsible for paying the actual attorney fees and costs incurred by Whiting Petroleum in enforcing this Agreement or in defending a claim released by paragraph 5.

16.

Exception to Attorney Fees Obligation. The obligation to pay Whiting Petroleum’s attorney fees and costs does not apply to an action by Executive regarding the validity of this Agreement under the ADEA.

17.

Complete Agreement. Executive understands and agrees that this document contains the entire agreement between Executive and Whiting Petroleum relating to Executive’s employment and the termination of Executive’s employment, that this Agreement, except as provided in paragraph 9, supersedes and displaces any prior agreements and discussions relating to such matters and that Executive may not rely on any such prior agreements or discussions.

18.

Effective Date. This Agreement shall not be effective until seven (7) days passes after Executive signs this Agreement and returns this Agreement to Whiting Petroleum’s Chief Executive Officer. During that seven (7)-day period, Executive may revoke Executive’s acceptance of this Agreement by delivering to Whiting Petroleum’s Chief Executive Officer a written statement stating Executive wishes to revoke this Agreement or not be bound by it.

19.

Final and Binding Effect. Executive understands that if Executive signs this Agreement, returns it to Whiting Petroleum, and fails to revoke it consistent with paragraph 18, it will have a final and binding effect and that by signing and returning this Agreement (and not revoking it) Executive may be giving up legal rights. Executive also acknowledges that this Agreement may be signed in counter-parts (meaning by Executive and Whiting Petroleum separately) and that facsimile, copy or PDF copy signatures shall be treated as just as valid as original signatures.

20.

Exclusive Jurisdiction and Venue. This Agreement is to be governed by and construed under the laws of the United States and of the State of Colorado without resort to Colorado’s choice of law rules. Whiting Petroleum and Executive agree that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Colorado and each specifically waives any and all objections to such jurisdiction and venue.

21.

Future Cooperation. Executive agrees to reasonably cooperate with Whiting Petroleum in the future and to provide to Whiting Petroleum truthful information, testimony or affidavits requested in connection with any matter that arose during Executive’s employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment or business activities that Executive may have at the time of request. Whiting Petroleum agrees to reimburse Executive for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by Whiting Petroleum, including, if applicable, any legal fees and expenses reasonably incurred by Executive if Executive and Whiting Petroleum agree in good faith that Executive should retain counsel independent of the counsel for Whiting Petroleum in order to cooperate as provided hereinabove.

22.

Return of Property. Executive acknowledges an obligation and agrees to return all Whiting Petroleum property, unless otherwise specified in this paragraph. This includes all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, personal digital assistants, mobile telephones or similar instruments, other equipment of any sort, badges, vehicles, and any other property of Whiting Petroleum. In addition, Executive agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to Whiting Petroleum or is maintained by Whiting Petroleum or on company property. Further, Executive acknowledges an obligation and agrees not to destroy, delete or disable any company property, including items, files and materials on computers and laptops.

23.

Nondisparagement. Executive shall not, whether in writing (electronically or otherwise) or orally malign, denigrate or disparage Whiting Petroleum or any of its respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, with respect to any of their respective past or present activities, or otherwise publish, whether in writing (electronically or otherwise) or orally statements that malign, denigrate or disparage any of the aforementioned parties. Whiting Petroleum agrees to instruct its senior officers and directors not to disparage Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on Whiting Petroleum’s senior officers and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to Whiting Petroleum.

24.

Divisibility of Agreement or Modification by Court. Executive understands that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. Executive agrees that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then Executive understands and agrees that such provision shall be considered expunged (eliminated), and Executive further agrees that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by Executive after the expungement (elimination) of the invalid provision.

25.	Representations. By signing this Agreement, Executive represents that Executive has read this entire document and understands all of its terms.

26.

21-Day Consideration Period. Executive may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day Executive received it. If this Agreement is not signed, dated and returned to Whiting Petroleum’s Chief Executive Officer within twenty-two (22) days, the offer of severance payments and benefits described in paragraph 3 above will no longer be available. Executive acknowledges that should Executive sign and return this Agreement within the 21-day period identified in this subparagraph, Executive is knowingly waiving whatever additional time Executive may have up to the conclusion of the 21-day period for consideration of this Agreement.

27.

Withholding. Whiting Petroleum may withhold from any payments of compensation or benefits made to Executive all applicable taxes, including but not limited to income, employment and social insurance taxes, as required by law. Executive acknowledges and represents that Whiting Petroleum has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by Whiting Petroleum to seek tax advice from Executive’s own tax advisors regarding this Agreement and the payments that may be made to Executive pursuant to this Agreement, including, specifically, regarding the application of the provisions of Section 409A of the Internal Revenue Code.

28.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Executive acknowledges and agrees that all of Executive’s covenants and obligations to Whiting Petroleum, as well as the rights of Whiting

Petroleum hereunder, shall run in favor of and shall be enforceable by Whiting Petroleum and any successor or assign to all or substantially all of Whiting Petroleum’s business or assets. Subject to the conditions precedent set forth herein, Whiting Petroleum hereby acknowledges and agrees that its obligations to Executive under paragraph 3.a. of this Agreement shall be performed by Whiting Petroleum or any successor or assign to all or substantially all of Whiting Petroleum’s business or assets.

ACCEPTED:

WHITING PETROLEUM CORPORATION

By:	/s/ Lynn A. Peterson
Name:	Lynn A. Peterson
Title:	Chief Executive Officer

ACCEPTED:

/s/ Bruce R. DeBoer
BRUCE R. DEBOER

Dated:	September 10, 2020
Date Agreement was originally given to Executive: September 10, 2020

[Signature Page]